Exhibit 4.1

THIRD AMENDMENT TO THE

ECO-STIM ENERGY SOLUTIONS, INC.

2015 STOCK INCENTIVE PLAN

THIS THIRD AMENDMENT (the “Third Amendment”) to the Eco-Stim Energy Solutions, Inc. 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), is made by Eco-Stim Energy Solutions, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Paragraph XIII of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time, except that any amendment to increase the number of shares of common stock of the Company (the “Shares”) that may be issued under the Plan must be approved by the stockholders of the Company; and

WHEREAS, the Board now desires to amend the Plan to increase the number of Shares available for awards under the Plan by 3,000,000 Shares (prior to giving effect to any reverse stock split that is approved by the stockholders of the Company), subject to approval by the stockholders of the Company, and make certain other changes described herein.

NOW, THEREFORE, BE IT RESOLVED, that, the Plan shall be amended as of June 20, 2018, subject to approval by the Company’s stockholders, as set forth below:

1.       Paragraph II of the Plan is hereby amended by adding the following definition thereto in alphabetical order:

“Third Amendment” means the Third Amendment to the Eco-Stim Energy Solutions, Inc. 2015 Stock Incentive Plan, effective as of June 20, 2018.

2.       Paragraph II(g) of the Plan is hereby deleted and replaced in its entirety with the following:

“Committee” is defined in Paragraph IV(a).

3.       Paragraph II(y) of the Plan is hereby deleted and replaced in its entirety with the following:

“Performance Measure” means a performance measure established by the Committee, in its sole discretion, which may differ among Awards granted to any one Participant or to different Participants.

4.       Paragraph IV(a) of the Plan is hereby deleted and replaced in its entirety with the following:

Composition of Committee. The Plan shall be administered by a committee of two or more Directors appointed by the Board to administer the Plan (the “Committee”); provided that, in the absence of such an appointment, the Board shall serve as the Committee.

5.       Paragraph V(a) of the Plan is hereby deleted and replaced in its entirety with the following:

Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 9,200,000 shares of Common Stock (subject to adjustment to reflect any reverse stock split that is approved by the stockholders of the Company), which is inclusive of shares of Common Stock issued as of or prior to the effective date of the Third Amendment pursuant to an Award under the Plan and/or the Prior Plan and shares of Common Stock that may be issuable after the effective date of the Third Amendment pursuant to an Award granted under the Plan or the Prior Plan, as applicable, prior to, on or after such effective date. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. In addition, shares issued under the Plan and forfeited back to the Plan, shares surrendered in payment of the exercise price or purchase price of an Award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision herein to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any individual, non-employee Director during any single calendar year beginning on or after January 1, 2018 shall not exceed (x) $500,000, or $600,000 in the first year an individual becomes a non-employee Director, or (y) solely with respect to the chairman of the Board, $1,200,000; provided, however, the foregoing limitations shall be determined without regard to grants of Awards, if any, made to a non-employee Director during any period in which such individual was an employee or Consultant.”

6.       The phrase “Subject to any limitations imposed under section 162(m) of the Code,” in the first sentence of Paragraph VIII(d) of the Plan is hereby deleted in its entirety and the first letter of the first word immediately following such phrase in the first sentence of Paragraph VIII(d) of the Plan is hereby capitalized.

7.       The second sentence of Paragraph IX(b) of the Plan is hereby deleted in its entirety.

8.       The amendment previously made to Paragraph XII(b) of the Plan pursuant to the Second Amendment to the Plan is hereby deleted in its entirety and Paragraph XII(b) of the Plan is hereby amended by adding the phrase “(including, without limitation, any reverse stock split)” immediately after the phrase “consolidation of shares of Common Stock” appearing therein.

FURTHER RESOLVED, that except as amended hereby, the Plan shall continue to read in the current state and is specifically ratified and reaffirmed.

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